EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Expects Decrease In Fleetwood RV Chassis Production

CHARLOTTE, Michigan, March 10, 2005 - Spartan Chassis, a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), today announced that Fleetwood RV is not renewing Spartan's agreement to supply entry-level chassis for its 2006 model year products, which will result in the loss of certain Fleetwood business beginning in the third quarter of 2005.

As previously reported, Spartan was awarded the chassis business for Fleetwood's Providence, Excursion and Revolution 2005 models, which began production in August 2004. This business represented approximately 10.7 percent of Spartan's consolidated net sales in 2004. While this business will conclude, Spartan said it will continue to supply chassis for Fleetwood's highline motorhomes.

"While our products and service excellence continue to lead the industry, we could not meet the price demands for these entry-level chassis, and as a result, a portion of our RV chassis business with Fleetwood will end," said Richard Schalter, president of Spartan Chassis. "We are taking immediate steps to realign our cost structure to ensure we minimize the impact to our earnings when these Fleetwood models conclude. At the same time, we remain confident that we can achieve our target of better than 20 percent return on invested capital at Spartan Chassis in 2005."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

###

CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / mail@lambert-edwards.com